SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act Of 1934

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L.B. Foster Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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L.B. FOSTER COMPANY
415 Holiday Drive
Pittsburgh, Pennsylvania 15220

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 26, 2004

To the Stockholders:

      L.B. Foster Company will hold its annual stockholders’ meeting at the Radisson Hotel Green Tree, 101 Radisson Drive, Pittsburgh, Pennsylvania on Wednesday, May 26, 2004 at 11:00 a.m., local time, for the purposes of:

1.	Electing a board of six directors for the ensuing year.

2.	Any other matters that properly come before the stockholders at the meeting.

      Only holders of record of common stock at the close of business on March 29, 2004 will be entitled to vote at the meeting or at any adjournment thereof. The stock transfer books will not be closed. The list of stockholders entitled to vote will be available for examination by any stockholder, during ordinary business hours, at the Company’s principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania, 15220, for a period of ten days prior to the meeting.

      Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.

David L. Voltz
Secretary

Pittsburgh, Pennsylvania

April 22, 2004

L.B. FOSTER COMPANY

PROXY STATEMENT

GENERAL INFORMATION

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the “Company”) for use at the annual meeting of stockholders to be held May 26, 2004 and at any adjournment thereof. This proxy statement, the enclosed form of proxy and the Company’s 2003 Annual Report were mailed to stockholders on or about April 22, 2004. Any proxy given pursuant to this solicitation may be revoked at any time before its use by written notice of revocation delivered to the Company at its principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220, attention: Secretary, or by attendance at the meeting and voting in person.

      The presence, in person or by proxy, of the record holders of a majority of the Company’s outstanding common stock is necessary to constitute a quorum. At the close of business on March 29, 2004, the record date for entitlement to vote at the meeting (“Record Date”), there were 9,899,520 shares of common stock outstanding. A quorum will therefore require the presence, in person or by proxy, of the holders of at least 4,949,761 shares. Where a stockholder’s proxy or ballot indicates that no vote is to be cast on a particular matter (including broker non-votes) the shares of such stockholder are nevertheless counted as being present at the meeting for the purposes of the vote on that matter.

      Only holders of record of the common stock at the close of business on the Record Date are entitled to notice of and to vote at the meeting or at any adjournment thereof. Such stockholders will have one vote for each share held on that date. The common stock does not have cumulative voting rights. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting.

      If the enclosed form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election as directors of the six nominees named herein. With respect to all matters which the Company did not have written notice of on or before February 27, 2004, the proxy confers discretionary authority to vote on such matters to Lee B. Foster II, Chairman of the Board and Stan L. Hasselbusch, President and Chief Executive Officer.

      The cost of soliciting proxies will be borne by the Company. Officers or employees of the Company may solicit proxies by mail, telephone, e-mail or facsimile. The Company does not expect to pay any compensation for the solicitation of proxies, but under arrangements made with brokers, custodians, nominees and fiduciaries to send proxy material to the beneficial owners of shares held by them, the Company may reimburse them for their expenses.

Stock Ownership

      The following table shows the number of shares of common stock beneficially owned on the Record Date by:

•	each person who has reported beneficial ownership of more than 5% of the Company’s common stock;

•	each director or nominee for director;

•	each executive officer named in the Summary Compensation Table on page 8; and

•	all directors and executive officers as a group.

      Information concerning the owners of more than 5% of the Company’s common stock is based upon their reports furnished to the Company and may not be current.

	Number of		Percent of
	Shares		Shares
Stock Ownership	Owned (a)		(b)

More Than 5% Stockholders:
Dimensional Fund Advisors Inc. (c)	620,600	(d)	6.27
Royce & Associates, LLC (c)	806,700		8.15
Tontine Partners, L.P. (c)	678,072	(e)	6.85
Tontine Management, L.L.C. (c)	678,072	(e)	6.85
Jeffrey L. Gendell (c)	1,330,936	(e)	13.44
Directors:
Lee B. Foster II	398,554		3.95
Stan L. Hasselbusch	235,793		2.34
Henry J. Massman IV	39,329		0.40
Diane B. Owen	13,546		0.14
John W. Puth	95,246		0.96
William H. Rackoff	70,246		0.71
Certain Executive Officers:
Alec C. Bloem	69,766		0.70
Senior Vice President— Concrete Products
Samuel K. Fisher	41,570		0.42
Senior Vice President— Rail
David J. Russo	12,500		0.13
Senior Vice President, Chief Financial Officer and Treasurer
All Directors and Executive Officers as a Group	1,159,249		10.90

(a)	This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power, whether or not beneficially owned. It also includes shares which the named person or group had the right to acquire within 60 days after the Record Date through the exercise of stock options (192,500 for Mr. Foster, 30,000 for Mr. Massman, 10,000 for Ms. Owen, 55,000 for Mr. Puth, 40,000 for Mr. Rackoff, 178,500 for Mr. Hasselbusch, 55,000 for Mr. Bloem, 32,500 for Mr. Fisher, 12,500 for Mr. Russo and 731,250 for the directors and executive officers of the Company as a group). The column also includes the share equivalents contained in the 401(k) plan maintained by the Company (25,754 for Mr. Foster,

25,477 for Mr. Hasselbusch, 3,976 for Mr. Bloem and 3,395 for Mr. Fisher). Mr. Foster also holds an indirect interest in 5,000 shares held in an investment plan maintained by a separate company.

(b)	The percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after the Record Date have been acquired and are outstanding.

(c)	The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401 and the address of Royce and Associates, Inc. is 1414 Avenue of Americas, New York, NY 10019. The address of Tontine Partners, L.P., Tontine Management, L.L.C. and Jeffrey L. Gendell is 35 Railroad Avenue, 3rd Floor, Greenwich, CT 05830.

(d)	These shares reportedly are owned by investment advisory clients for which Dimensional Fund Advisors Inc. serves as investment manager.

(e)	Tontine Management, L.L.C. (“TM”), the general partner of Tontine Partners, L.P. (“TP”), has the power to direct the affairs of TP. Mr. Gendell is the managing member of TM and certain other entities which own, inter alia, Company stock. TP owns its shares directly; TM’s and Mr. Gendell’s indirect ownership of TP’s shares is included in the number of shares owned by each of TM and Mr. Gendell.

ELECTION OF DIRECTORS

      A board of six directors is to be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Information concerning the nominees is set forth below. The nominees are currently serving on the Board of Directors.

Nominee

Lee B. Foster II	Mr. Foster, age 57, has been a director of the Company since 1990. He was the Chief Executive Officer of the Company from May 1990 until January 2002. Mr. Foster is a director of Wabtec Corporation, a manufacturer of components for locomotives, freight cars and passenger transit vehicles. Wabtec Corporation also provides aftermarket services, including locomotive and freight car maintenance.
Stan L. Hasselbusch	Mr. Hasselbusch, age 56, has been Chief Executive Officer and a director of the Company since January 2002, and President of the Company since March 2000. He served as Vice President—Construction and Tubular Products of the Company from December 1996 to December 1998 and as Chief Operating Officer from January 1999 until he was named Chief Executive Officer in January 2002.
Henry J. Massman IV	Mr. Massman, age 41, has been a director of the Company since November 1998. He has been President and Chief Executive Officer of Massman Construction Co., Inc., a heavy civil, bridge and marine contractor, since 1988.
Diane B. Owen	Ms. Owen, age 48, was elected as a director in May 2002. She has been Vice President—Corporate Audit of H.J. Heinz Company (Heinz), an international food company, since April 2000 and was Vice President—Strategy Development for Heinz from January 2000 to April 2000. She served as Vice President and Chief Financial Officer of Starkist Foods, Inc. from September 1998 to January 2000 and held the same position with Weight Watchers International, Inc. from March 1995 to September 1998.
John W. Puth	Mr. Puth, age 75, has been a director of the Company since 1977. He is a managing member of J.W. Puth Associates, LLC and a general partner of JDA Partners LP (an investment partnership). Mr. Puth is a director of A.M. Castle, Inc. (metal fabrication and distribution) and several private manufacturing companies.
William H. Rackoff	Mr. Rackoff, age 55, has been a director of the Company since 1996. Mr. Rackoff has been President of ASKO, Inc., which manufactures custom engineered tooling for the metalworking industry, since 1991 and became Chief Executive Officer of ASKO, Inc. in 1995.

      The foregoing nominees were nominated by the Board of Directors after being recommended for nomination by the Compensation, Nomination and Governance Committee of the Board of Directors and have expressed their willingness to serve as directors if elected. However, should any of such persons be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.

Board and Committee Meetings

      The Board of Directors held 7 meetings during 2003. Each nominee who was a director during 2003 attended more than seventy-five percent of the total number of meetings held during 2003 by the Board of Directors and the committees of the Board on which he or she served.

      The Audit Committee is composed of Ms. Owen (Chairman) and Messrs. Puth and Rackoff. The Compensation, Nomination and Governance Committee is composed of Messrs. Puth (Chairman),

Massman and Rackoff. Messrs. Puth, Rackoff, Massman and Ms. Owen are “independent” under the National Association of Securities Dealers’ listing standards and the applicable SEC rules.

      The Audit Committee, which held 4 meetings during 2003, is responsible for overseeing, with the independent auditors and management, the work and findings of the auditors, as well as the effectiveness of the Company’s internal auditing department, the adequacy of the Company’s internal controls and the accounting principles employed in financial reporting. The Audit Committee is also responsible for the appointment and compensation of the independent auditors. The Board of Directors has designated Diane B. Owen as the Audit Committee “financial expert” under applicable SEC rules. Certain of Ms. Owen’s qualifications as a “financial expert” are included in her biographical data on page 4 of this Proxy Statement.

      The Compensation, Nomination and Governance Committee, which met on 5 occasions in 2003, is responsible for reviewing and recommending for approval significant employee benefit programs, recommending for approval officer compensation, reviewing and recommending for approval certain organizational changes and granting stock options. The Compensation, Nomination and Governance Committee is also responsible for overseeing corporate governance and proposing nominees for directors to the full Board. The Committee Charter is available on the Company’s website (www.lbfoster.com).

Nomination of Directors

      The Compensation, Nomination and Governance Committee (the “Committee”) endeavors to create a Board of Directors consisting of individuals who are financially literate and whose experiences and backgrounds will enable the Board of Directors to provide meaningful counsel to and oversight of management. The Committee shall recommend, to the full Board, nominees who will create or maintain a Board of Directors that satisfies applicable legal and regulatory requirements.

      In selecting nominees for election to the Board of Directors, the Committee will consider, among others, submissions from shareholders. A shareholder wishing to recommend a prospective nominee for the Board may notify the Corporation’s Secretary or any member of the Committee in writing and provide whatever supporting material the shareholder considers appropriate. Submissions should be sent to the Company’s principal executive offices, 415 Holiday Drive, Pittsburgh, PA 15220, Attn: Secretary.

Directors’ Compensation

      Effective May 13, 2003, the base annual fee of the Chairperson of the Audit Committee was increased from $9,500 to $16,500 and the base annual fee of the Chairperson of the Compensation, Nomination and Governance Committee was increased from $7,000 to $16,500.

      In addition, the base annual fees of the other outside directors were increased from $7,000 to $14,000. Outside directors also receive $1,000 for each board meeting attended and $500 for each committee meeting attended. Outside directors receive $500 for participating in telephonic Board or Committee meetings. Management directors receive no separate compensation for their services as directors.

      Each outside director automatically is awarded annually a non-qualified option to acquire up to 5,000 shares of the Company’s common stock after the annual shareholders’ meeting. Following the annual meeting in 2003 Messrs. Massman, Rackoff, Puth and Ms. Owen were each awarded an option to acquire up to 5,000 shares of the Company’s common stock at $4.23 per share.

      Pursuant to the Outside Directors’ Stock Award Plan, approved at the 2003 Annual Shareholders’ Meeting, each outside director receives 2,500 shares of restricted Company common stock on each date such outside director is elected or re-elected at an annual shareholders’ meeting. Messrs. Massman, Rackoff, Puth and Ms. Owen were each awarded 2,500 shares of restricted Com-

pany stock following the 2003 Annual Shareholders’ Meeting and each will receive an additional 2,500 shares upon being re-elected at the 2004 Annual Shareholders’ Meeting.

Shareholder Meeting Attendance

      The Company’s directors regularly have attended shareholders’ meetings without a formal policy on directors’ attendance and the Company does not believe that a formal policy is required. All of the Company’s directors attended the 2003 Annual Shareholders’ Meeting.

Communications to Directors

      Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-managerial directors as a group may do so by writing to L.B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220, Attn: Chairman of the Board or Attn: Outside Directors. The Secretary of the Company shall review all such correspondence and shall regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are directed to the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Independent Auditors

      Ernst & Young LLP’s aggregate fees (including out-of-pocket expenses) billed for fiscal 2003 and 2002 for each of the following categories of services are set forth below:

	2003	2002

Audit fees (includes audits and reviews of the Company’s fiscal 2003 and 2002 financial statements)	$173,995	$155,970
Audit-related fees (primarily audits of the Company’s various employee benefit plans)	$18,700	$33,400
Tax fees (federal and state)	$80,297	$89,141
All other fees	—	—

      The Audit Committee reviews summaries of services provided by Ernst & Young LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining Ernst & Young LLP’s independence. All services are approved by the Audit Committee.

      Ernst & Young LLP has served as the Company’s independent auditor since 1990 and the Audit Committee anticipates that Ernst & Young LLP will be so appointed for 2004. The Audit Committee currently is evaluating Ernst & Young LLP’s fee proposals for the 2004 audit and, accordingly, has not yet appointed Ernst & Young LLP as the Company’s independent auditor for the year ending December 31, 2004. Since the Audit Committee of the Board of Directors is responsible for the appointment of the Company’s independent auditors, the Company is not seeking shareholder approval of the independent auditors’ appointment.

AUDIT COMMITTEE REPORT

      Pursuant to its charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Committee is responsible for the appointment, compensation and retention of the Company’s independent auditors. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements of the Company for the year ended December 31, 2003. The Committee’s charter, as amended on March 12, 2004, is attached hereto as Exhibit A and is also available on the Company’s website (www.lbfoster.com). The Committee held four meetings during fiscal year 2003.

      Management is responsible for the Company’s internal controls and for the financial reporting process. With respect to 2003, management advised the Committee that all annual and quarterly financial statements reviewed by the Committee had been prepared in accordance with generally accepted accounting principles.

      The Committee met and held discussions with Ernst & Young LLP, who are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon, regarding the audited financial statements, including a discussion of the quality, not just the acceptability, of the Company’s accounting principles and Ernst & Young LLP’s judgment regarding these matters. The Committee also discussed matters required to be discussed pursuant to applicable auditing standards. Pursuant to Independent Standards Board Standard No. 1 (Independence Discussion with Audit Committee(s)), the Committee has discussed with Ernst & Young LLP the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board. The Committee considered the compatibility of nonaudit services with the auditors’ independence and concluded that Ernst & Young LLP’s independence had not been impaired. The Committee also reviewed with Ernst & Young LLP its audit and non-audit fees.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee discussed the results of Ernst & Young LLP’s quarterly review procedures with the Company’s Chief Executive Officer, Chief Financial Officer and Controller and with Ernst & Young LLP prior to the Company’s release of quarterly financial information.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Diane B. Owen, Chairman
John W. Puth
William H. Rackoff

EXECUTIVE COMPENSATION

      The following table sets forth information regarding the compensation of the Company’s five most highly paid executive officers (the “Named Executive Officers”).

Summary Compensation Table

					Long Term
	Annual Compensation				Compensation

						Securities
				Other		Underlying	All
				Annual	Restricted	Options/	Other
		Salary	Bonus	Compensation	Stock Awards	SARs	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)	(# Shares)	($)(2)

Lee B. Foster II	2003	165,000	14,911	18,846 (3)	—	—	14,290
Chairman	2002	165,236	—	29,914 (4)	—	10,000	12,743
	2001	307,916	—	*	—	50,000	22,810
Stan L. Hasselbusch	2003	308,438	35,000	*	—	—	18,412
President and	2002	300,369	—	*	—	20,000	14,134
Chief Executive Officer	2001	227,833	—	*	—	100,000	13,771
Alec C. Bloem	2003	210,204	10,000	*	—	—	9,802
Sr. Vice President	2002	204,748	—	*	—	—	6,917
Concrete Products	2001	196,250	8,000	*	—	15,000	8,027
Samuel K. Fisher	2003	175,000	18,000	*	—	—	9,456
Sr. Vice President Rail	2002	155,680	—	*	—	—	6,469
	2001	146,667	—	*	—	10,000	7,189
David J. Russo	2003	160,000	23,000	*	—	—	4,893
Sr. Vice President	2002	70,002 (5)	25,000	*	—	50,000	—
Chief Financial Officer	2001	—	—	—	—	—
and Treasurer

(1)	The amounts in this column include the value of Company provided term life insurance, long-term disability premiums, leased car, Executive Medical Reimbursement Plan, relocation expenses, and club dues and fees.

(2)	The amounts in this column include Company contributions to the L.B. Foster Company Voluntary Investment Plan and the Supplemental Executive Retirement Plan.

(3)	This amount includes club dues and fees of $6,413 and $8,801 for a leased car.

(4)	This amount includes club dues and fees of $12,899 and $13,158 for a leased car.

(5)	Mr. Russo became an employee of the Company in July, 2002.

*	The total is less than 10% of the executive’s total salary and bonus for the year.

Option Grants

      Stock options were not granted to any of the Named Executive Officers in 2003.

Option Exercises and Year-End Option Values

      The following table provides information on option exercises in 2003 by the Named Executive Officers and such officers’ unexercised options at December 31, 2003. The Company has not awarded any stock appreciation rights.

			Number of Shares
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares		Year-End (#)		Fiscal Year-End ($)
	Acquired On	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Lee B. Foster II	50,000	128,043	192,500	—	445,400	—
Stan L. Hasselbusch	42,000	105,795	148,500	77,500	308,140	164,750
Alec C. Bloem	—	—	51,250	13,750	119,525	43,200
Samuel K. Fisher	—	—	54,250	13,750	123,769	39,556
David J. Russo	—	—	12,500	37,500	28,750	86,250

COMPENSATION, NOMINATION AND GOVERNANCE COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

      In December, 2003, the former Personnel and Compensation Committee and the former Option Committee of the Board of Directors were consolidated into the Compensation, Nomination and Governance Committee (the “Compensation Committee”), which has responsibilities related to compensation, corporate governance and the nomination of directors. The Compensation Committee is composed of independent directors and its responsibilities include recommending to the Board of Directors the compensation of the Company’s executive officers. The Compensation Committee’s recommendations are then approved by the full Board. This report is submitted by Messrs. Massman, Puth and Rackoff in their capacity as the Compensation Committee, and addresses the Company’s compensation policies for 2003 as they were generally applicable to the Company’s executive officers and as they were specifically applicable to Mr. Hasselbusch.

COMPENSATION POLICIES REGARDING EXECUTIVE OFFICERS

      The Compensation Committee’s policies are designed to enable the Company to attract and retain qualified executives and to provide incentives for the achievement of the Company’s annual and long-term performance goals. The vehicles for compensating and motivating executive officers include cash compensation, stock awards, stock options, participation in a 401(k) plan, a supplemental executive retirement plan and other benefits. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, since the Company has not and does not anticipate paying compensation in excess of $1 million per annum to any employee.

Cash Compensation

      Each year the Company obtains survey data in order to determine the competitiveness of its pay structure for senior management. The surveys considered in determining the pay scales for 2003 were published by Watson Wyatt Data Services and covered companies that were manufacturers with average sales of up to $450 million including the following groups, sectors, or industries: Durable Goods, Fabricated Metal Products, Building Materials, All Manufacturers, Engineering Services, Non-Manufacturing and/or Other Services.

      The Company uses survey data only to establish guidelines for its decisions on executive compensation. Specific decisions are then made largely on subjective assessments of the officer’s performance, the importance of the officer’s position and the Company’s overall performance. The Company generally reviews officers for merit increases at 15 month intervals, with the normal target for increases being approximately 3.0% - 3.75%.

      During 2003, the Company also maintained an Incentive Compensation Plan to provide incentives and rewards for employees. Because the Company had performed relatively well in 2003 under difficult market conditions and because bonuses had not been paid under the Plan for 2001 and 2002, the Compensation Committee recommended, and the Board of Directors approved, amending the Incentive Compensation Plan by reducing the amount of pre-tax profit required for the payment of bonuses under the Plan. Bonuses for officers ranged from 3.8% to 14.8% of the respective recipients’ base salary.

      Bonuses paid to Messrs. Hasselbusch, Foster, Bloem, Fisher and Russo are included in the Summary Compensation Plan.

      Many of the companies included in the peer group used to compare shareholder returns are substantially larger than the Company and do not necessarily represent the Company’s most direct competition for executive talent. Consequently, the survey data used by the Compensation Committee does not correspond to the peer group index in the five-year Total Return graph included in the proxy statement.

Stock Option Plans

      The Company’s 1985 Long-Term Incentive Plan as Amended and Restated and the 1998 Long-Term Incentive Plan as Amended and Restated (the “Plans”) authorize the award of stock options and stock appreciation rights (“SAR’s”) to officers, directors and key employees of the Company and its subsidiaries. The Plans are designed to motivate participants by providing them with a direct, financial interest in the long-term performance of the Company. The Compensation Committee determines the participants and their awards. The purchase price of optioned shares must be at least the fair market value of the common stock on the date the option is granted, and the term of options may not exceed ten (10) years. Both “incentive stock options” and “non-qualified stock options” may be awarded under the Plans. Stock appreciation rights may be awarded at any time prior to six months before the stock option’s expiration date and represent the right to receive payment of an amount not exceeding the amount by which the average of the reported high and low sales prices of the Company’s common stock on the trading day immediately preceding the date of exercise of the SAR exceeds the option exercise price. The exercise of a SAR cancels the related stock option. In determining the number of options to award a participant, the Compensation Committee generally takes into account, among other factors, the number of options previously awarded to the participant. No options were granted to Messrs. Hasselbusch, Foster, Bloem, Russo or Fisher during 2003.

Retirement Plan

      The Company maintains the L. B. Foster Company Voluntary Investment Plan, a salary reduction plan qualifying under Section 401(k) of the Internal Revenue Code, covering all salaried employees. Eligible participants may contribute up to 41% (30% maximum on a pre-tax basis and 11% maximum on an after-tax basis, subject to IRS limitations) of their compensation to the Plan. The Plan calls for the Company to contribute 1% of the employee’s compensation plus $.50 for each $1.00 contributed by the employee, subject to a maximum of from 4% to 6% of the employee’s compensation, based on the years of service. Based upon the Company’s financial performance against predetermined criteria, the Company may contribute an additional $.50 for each $1.00 so contributed. The Company also may make additional discretionary contributions to the Plan. Company contributions vest upon completion of three (3) years of service. The Company’s contributions for 2003 to the Voluntary Investment Plan for Messrs. Hasselbusch, Foster, Bloem, Fisher and Russo are included in the Summary Compensation Table. The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits which approximate benefits unavailable under the Voluntary Investment Plan because of Internal Revenue Code limitations.

Other Compensation Plans

      At various times in the past, the Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate and has adopted certain executive officer leased vehicle, life and health insurance programs. The incremental cost to the Company of the executive officers’ benefits provided under these programs for Messrs. Hasselbusch, Foster, Bloem, Fisher and Russo are included in the Summary Compensation Table, if such benefits exceeded 10% of named officer’s salary and bonus for the year. Benefits under these plans are not directly or indirectly tied to Company performance.

MR. HASSELBUSCH’S 2003 COMPENSATION

      Mr. Hasselbusch’s annual base salary was increased, after an interval of 15 months, from $300,000 to $311,250 on April 1, 2003, which increase was within the Company’s target range for executive officers. Mr. Hasselbusch also received a $35,000 bonus under the 2003 Incentive Compensation Plan, based upon the Company’s attainment of a specific level of pre-tax income. Mr. Hasselbusch is eligible to participate in the same executive compensation plans as are available to other executive officers.

      Consistent with the Compensation Committee’s general practice, there was no special attempt to set Mr. Hasselbusch’s compensation in any particular relationship to the compensation survey data.

COMPENSATION, NOMINATION AND GOVERNANCE
COMMITTEE

John W. Puth, Chairman
William H. Rackoff
Henry J. Massman IV

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG L.B. FOSTER COMPANY, THE NASDAQ STOCK MARKET-US INDEX

AN OLD PEER GROUP AND A NEW PEER GROUP

	L.B. FOSTER	NASDAQ STOCK
	COMPANY	MARKET (U.S.)	OLD PEER GROUP	NEW PEER GROUP

12/98	100.00	100.00	100.00	100.00
12/99	73.58	192.96	124.18	102.81
12/00	37.74	128.98	104.40	83.89
12/01	67.92	67.61	109.30	89.50
12/02	65.51	62.17	87.26	65.08
12/03	98.11	87.61	151.91	104.93

*	$100 invested on 12/31/98 in stock or index.

      The Old Peer Group, which will not be utilized again, is composed of the following steel or iron related companies whose stocks are listed on domestic securities exchanges: Ampco-Pittsburgh Corp., Bayou Steel Corp. La Place, Carpenter Technology Corp., Friedman Inds. Inc., Hmi Inds. Inc., LTV Corp. New, Maverick Tube Corp., N S Group, Inc., Nucor Corp., Oregon Steel Mills, Inc., Precision Castparts Corp., Quanex Corp., Texas Inds. Inc., Tyler Technologies, Inc., United States Steel Corp, Valpey Fisher Corp, Weirton Steel Corp. and Whx Corp.

      The Company has selected a New Peer Group (which includes a cross section of companies engaged in construction, rail, steel fabrication, engineering or concrete) because the New Peer Group better reflects the Company’s markets. The New Peer Group is composed of Michael Baker Corp., A.M. Castle & Co., Greenbriar Cos., Inc., Northwest Pipe Co, Wabtec Corp, Oregon Steel, MLS Inc, Texas Inds. Inc. and Hanson, Plc.

ADDITIONAL INFORMATION

      Management is not aware at this time of any other matters to be presented at the meeting. If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted in the discretion of the proxyholders.

      Representatives of Ernst & Young LLP are expected to be in attendance at the meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement if they so desire.

      Stockholders’ proposals intended to be presented at the Company’s 2005 annual meeting must be received by the Company no later than December 31, 2004 to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting pursuant to the Company’s By-Laws. A nomination of a person for election as a director and any other proposal made by a stockholder shall not be considered at a stockholders’ meeting unless written notice of the nomination or proposal has been received by the Company’s Secretary by the later of (i) the date which is 90 days in advance of the meeting date or (ii), the seventh calendar day following the first public announcement of the date of the meeting.

Pittsburgh, Pennsylvania

April 22, 2004

Exhibit A

CHARTER

L.B. Foster Company

Audit Committee of the Board of Directors

I.	Purpose

      The Audit Committee’s primary function is to fulfill its oversight responsibilities by reviewing: the Corporation’s audited financial reports and interim financial reports; the Corporation’s systems of internal controls regarding finance, accounting and legal compliance that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes. The Audit Committee’s primary duties and responsibilities are:

•	Overseeing that management has established and maintained the Corporation’s accounting and financial reporting process and internal control system to insure the reliability and integrity of the Corporation’s financial reporting and disclosure practices.

•	Overseeing that management has established and maintained processes to assure the quality and effectiveness of both its independent public accountants and internal auditor(s).

•	Overseeing the audit of the Corporation’s financial statements.

•	Providing an open avenue of communication among the independent public accountants, financial and senior management, the internal auditing department and the Board of Directors.

      The Audit Committee will fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter. As used herein, the term “independent public accountants” shall refer to the independent public accountants retained by the Company for the purpose of expressing an opinion on the Company’s financial statements for either:

•	the period covered by any financial statement; or

•	the period of the engagement to audit or review the Corporation’s financial statements or to prepare a report filed with the Securities and Exchange Commission.

II.	Composition

      The Audit Committee shall consist of three or more directors as determined by the Board, each of whom shall be independent directors, except under the limited circumstances set forth below, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. The term “independent director” in this Section II shall have the meaning set forth both in the NASD rules pertaining to Audit Committee requirements, as from time to time amended, and shall also mean that each independent director may not accept any consulting, advisory or other compensatory fees from or by affiliation with the Corporation, other than as a Board or committee member. All members of the Committee shall have a working familiarity with basic finance and accounting practices and be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

      In addition, the Audit Committee may avail itself of any cure period if, for reasons set forth in applicable NASD Rules, the Audit Committee does not comply with applicable requirements on the composition of the Audit Committee.

      One director who is not independent and meets the criteria set forth in Section 10A(m)(3) of the Exchange Act and the rules thereunder, and is not an officer, an employee, nor a Family Member (as defined in applicable NASD Rules) of an officer or an employee may be appointed to the Audit Committee if the Board of Directors, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its shareholders and the Board of Directors discloses in the next annual proxy statement the nature of the relationship and the reasons for that determination.

      The Committee shall include at least one member who, in the judgment of the Board of Directors, is a financial expert under the standards established by the Securities and Exchange Commission and applicable NASD Rules.

      The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless the Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. A member of the Committee shall immediately resign from the Committee if he should cease to be an independent director and his successor shall be selected by the full Board, unless one of the limited exceptions set forth above to the general requirements applicable to the composition of the Audit Committee is applicable.

III.	Meetings

      The Committee shall meet at least four times annually, or more frequently as circumstances dictate. Special meetings may be called by either the Chairman of the Board or the Chairman of the Committee. In order to foster open communication, the Committee shall meet periodically with management and the independent public accountants in separate executive sessions. In addition, the Committee, or at least its Chair shall meet with the independent public accountants and management quarterly to review the Corporation’s interim financial statements.

IV.	Responsibilities

      To fulfill its responsibilities, the Audit Committee shall:

Documents/ Reports; Review, Discussion and Recommendations

      1. Review this Charter at least annually and, if appropriate, update this Charter.

      2. Review and discuss the Corporation’s audited financial statements with management.

      3. Discuss with the independent public accountants the matters required to be discussed by applicable law or by SAS 61, as it may be modified or supplemented, including:

•	all critical accounting policies and practices to be used

•	all alternate treatments within generally accepted accounting principles of financial information that have been discussed with management, ramifications of the use of such alternative disclosures and treatment and the treatment preferred by the independent public accountants

•	Any accounting disagreements between the independent public accountants and management

•	other material written communications between the independent public accountants and management, such as any management letter or schedule of unadjusted differences.

      4. Receive a formal written statement from the independent public accountants delineating all relationships between the independent public accountant and the Corporation consistent with Independence Standards Board Standard No. 1, as it may be modified or supplemented, and actively engage in a dialogue with the independent public accountants with respect to any disclosed relationship or services that may impact the objectivity and independence of the independent public accounts and taking, or recommending that the full Board take, appropriate action to oversee the independence of the independent public accountants.

      5. If appropriate, and based on the review and discussion referred to in paragraphs (IV) 2 through (IV) 4 of this Charter, recommend to the Board of Directors that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K.

      6. Review with financial management and the independent public accountants each Quarterly Report on Form 10-Q prior to its filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Public Accountants

      7. Be directly responsible for the appointment, compensation, oversight and, if appropriate, termination of the independent public accountants retained to audit the books of the Corporation, its operating groups and subsidiaries.

      8. Periodically consult with the independent public accountants about internal controls and the quality and accuracy of the Corporation’s financial statements and elicit the independent public accountants’ recommendations for improving the Corporation’s internal controls.

      9. The independent public accountants shall report directly to the Audit Committee and the Audit Committee shall periodically confirm that the independent public accountants understand that they are directly accountable to the Audit Committee.

      10. Resolve disagreements between management and the independent public accountants regarding financial reporting.

      11. Preapprove, in the Committee’s discretion, non-audit services to be performed by such independent public accountants that are not prohibited. Prohibited services which the independent public accountants may not perform and which the Committee may not approve are:

•	bookkeeping or other services related to the accounting records or financial statements of the Corporation;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit out-sourcing services;

•	management functions or human resources;

•	broker or dealer, investment adviser or investment banking services;

•	legal services and expert services unrelated to the audit; and

•	any other service that the Securities and Exchange Commission or Public Company Accounting Oversight Board determines, by regulation, is impermissible.

      12. Approve, in the Committee’s discretion, non-audit services performed by the independent public accountants which were not pre-approved by the Committee when the independent public accountants render a service that was anticipated to be an audit service, but which turns out to be a non-audit service, but only if:

•	the aggregate fees for all non-audit services are not more than five percent of total fees paid to the independent public accountants during the fiscal year in which the non-audit services are provided;

•	the service was not initially recognized by the Corporation as a non-audit service;

•	the service is promptly brought to the attention of the Audit Committee; and

•	the Audit Committee (or one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee) approves the activity prior to the conclusion of the audit.

Financial Reporting Processes

      13. In consultation with the independent public accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

      14. Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent public accountants, management or the internal auditing department.

Process Improvement

      15. Following completion of the annual audit, review separately with management and the independent public accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

      16. Review with the independent public accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

      17. Review activities, organizational structure and qualifications of the internal audit department.

      18. Review, with the Corporation’s counsel or other counsel selected by the Committee, any legal matter that could have a significant impact on the Corporation’s financial statements.

      19. Put in place procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or other matters, which procedures shall provide for the confidential and anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

      20. Review, and if appropriate, approve any “related party transactions”. As used herein a “related party transaction” shall refer to transactions required to be disclosed pursuant to S.E.C. Regulation S-K, Item 404.

      21. Oversee management’s implementation of a code of ethics for senior financial officers.

      22. Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

      While the Audit Committee has responsibilities and powers set forth in this Charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent public accountants. The Audit Committee also does not have the duty to ensure compliance with laws and regulations or any code of conduct applicable to the Corporation or its employees.

V.	Resources

      The Audit Committee will be provided with the necessary resources (both internal and external) to carry out its duties. The Committee may retain outside counsel, accountants or others to assist the Committee discharge its duties when, in the Committee’s judgment, such assistance is appropriate.

ANNUAL MEETING OF STOCKHOLDERS OF

L.B. FOSTER COMPANY

May 26, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

Item 1. Election of the following nominees as Directors: (See Instructions Below)					(PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.)

NOMINEES:
☐	FOR ALL NOMINEES	¡	Lee B. Foster II
		¡	Stan L. Hasselbusch
☐	WITHHOLD AUTHORITY	¡	Henry J. Massman IV
	FOR ALL NOMINEES	¡	Diane B. Owen
		¡	John W. Puth
☐	FOR ALL EXCEPT (See instructions below)	¡	William H. Rackoff

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

L.B. FOSTER COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 26, 2004

The undersigned hereby appoints Lee B. Foster II and Stan L. Hasselbusch, and each or either of them, to represent the L.B. Foster Company common stock of the undersigned at the Annual Meeting of Stockholders of L.B. Foster Company to be held at the Radisson Hotel Green Tree, 101 Radisson Drive, Pittsburgh, Pennsylvania on May 26, 2004 at 11:00 a.m. or at an adjournment thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR all Nominees” in Item 1. If any other matter should come before the meeting or any adjournment thereof, this proxy will be voted in the discretion of the proxyholders. If any nominee for director is unavailable for election, this proxy may be voted for a substitute nominee chosen by the Board of Directors.

(PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY)